Exhibit 21.1

Subsidiaries of Cathay General Bancorp	State of Incorporation

Cathay Bank	California

Cathay Capital Trust I	Delaware

Cathay Capital Trust II	Delaware

Cathay Capital Trust III	Delaware

Cathay Capital Trust IV	Delaware

Cathay Statutory Trust I	Connecticut

GBC Venture Capital, Inc.	California

Asia Realty Corp.	New York

Subsidiaries of Cathay Bank

Cathay Holdings LLC	Texas

Cathay Holdings 2, LLC	Texas

Cathay Holding 3, LLC	Texas

Cathay New Asia Community	Illinois
Development Corporation